November 27, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:


We were previously principal accountants for Infinity Core Alternative Fund (the Company) and under the date of June 1, 2015, we reported on the financial statements of Infinity Core Alternative Fund as of
March 31, 2015 and for the year then ended.
On December 2, 2015, we were dismissed. We have read the statements made by the Company, which we understand will be filed with the Commission pursuant to Item 77K of Form NSAR dated November 29, 2017 and we agree with such statements, except that we are not in a position to agree or disagree with the Companys statement regarding the approval of the change and engagement of Grant Thornton LLP by the board of trustees and the audit committee and we are not in a position to agree or disagree with the Companys statement that Grant Thornton LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Companys financial statements, or the subject of a disagreement or reportable events.

Very truly yours,

/s/ KPMG LLP